Exhibit 2.3

FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MOGULREIT I, LLC

This FIRST AMENDMENT (THIS “AMENDMENT”) TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT OF MOGULREIT I, LLC (the “Company”) is made and entered into as of this 27th day of November, 2018, by and between RM Sponsor LLC, a California limited liability company (“RM Sponsor”), and RM Adviser, LLC (the “Manager”).

WHEREAS, the Company was formed under the Delaware Act under the name “Realty Mogul DigiREIT I, LLC,” pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on March 2, 2016, and a Limited Liability Company Agreement of the Company, dated as of March 2, 2016 (the “Original Operating Agreement”), between Realty Mogul, Co. (the “Initial Member”), as the sole member and RM Adviser, LLC, as the manager;

WHEREAS, pursuant to the filing of an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware on March 16, 2016 and upon the execution of Amendment No. 1 to the Original Operating Agreement, the name of the Company was changed to “MogulREIT I, LLC”;

WHEREAS, pursuant to the Assignment, Admission and Amendment Agreement, dated as of July 15, 2016, (i) the Initial Member transferred its entire limited liability company interest in the Company to RM Sponsor, (ii) RM Sponsor was admitted as a member of the Company, (iii) contemporaneously upon such admission, the Initial Member ceased to be a member of the Company, and (iv) the Company continued without dissolution;

WHEREAS, on July 15, 2016, (i) RM Sponsor and the Company entered into a Share Purchase Agreement, pursuant to which RM Sponsor purchased and was issued 250 Common Shares, and (ii) the Manager and RM Sponsor amended and restated the Original Operating Agreement in its entirety pursuant to the execution of the Amended and Restated Limited Liability Company Agreement of the Company (the “Amended Agreement”);

WHEREAS, on August 4, 2016, (i) RM Sponsor and Manager amended and restated the Original Operating Agreement in its entirety pursuant to the execution of the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Second Amended Agreement”);

NOW THEREFORE, the RM Sponsor and the Manager hereby modify and amend the Second Amended Agreement as follows:

1.         Section 1.1. The following term is added to Section 1.1 of the Second Amended Agreement:

“RM Lender” shall mean either Realty Mogul, Co. or Realty Mogul Commercial Capital, Co., each of which in its loan servicing capacity.

2.         Section 5.10. The following amends and replaces Section 5.10 of the Second Amended Agreement in its entirety.

Section 5.10 Fees Payable to the Manager or its Affiliates. The Manager or its Affiliates shall be entitled to receive the fees set forth in this Section 5.10. The Manager or its Affiliates, in their sole discretion may defer or waive any fee payable to it under this Agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

(a)   Asset Management Fee to the Manager. Asset management fee payable monthly in arrears equal to an annualized rate of 1.00%, which will be based on the average investment value of the assets at the end of each prior quarter. For purposes of this fee, “average investment value” means, for any period, the average of the aggregate book value of all of our assets, before reserves for depreciation, amortization, bad debts, or other similar non-cash reserves.

(b)   Servicing Fee. Servicing fee equal to 0.50% paid to an RM Lender or one of their Affiliates for the servicing and administration of loans and investments held by the Company. The servicing fee shall be calculated as an annual percentage of the principal balance of the asset plus accrued interest and will be deducted at the time that payments on the asset are made. The fee shall be deducted in proportion to the split between accrued and current payments.

(c)   Special Servicing Fee. Special servicing paid to an RM Lender or one of their Affiliates for the servicing of any non-performing asset at an annualized rate of 1.00%, which will be based on the original value of such non-performing asset and will cover the increased administrative costs to handle the non- performing asset. Whether an asset is deemed to be non-performing is in the sole discretion of the Manager.

(d)   Recovery Fee. Recovery fee may be payable to the RM Lender in connection with (i) the sale of, or receipt of any condemnation or insurance proceeds with respect to a specially serviced loan or real estate owned property or (ii) the curing of any event of default under the serviced loan through restructure or work- out of the serviced loan. The recovery fee will be an amount equal to: (a) with respect to clause (i) of the preceding sentence, 1.0% of all liquidation, condemnation and insurance proceeds received with respect to the serviced loan and (b) with respect to clause (ii) of the preceding sentence, 1.0% of all principal and interest received (x) in connection with any full, partial or discounted payoff made pursuant to such restructuring or work-out and (y) from and after the date that the borrower has made three timely consecutive monthly payments under the terms of the serviced loan, as amended.

(e)   Origination Fee. Origination fee paid by a borrower to Realty Mogul Commercial Capital, Co., an affiliate of the Manager, of 1.00-3.00% of the amount funded, when Realty Mogul Commercial Capital, Co. originates a commercial real estate loan that is sold to the Company. The origination fee is paid by the borrowing entity and not by the Company. The Company will not be entitled to this fee.

(f)    Acquisition Fee. Acquisition fee of up to 3.00% of the total transaction value to an affiliate of the Manager, paid by the issuer of equity opportunities into which the Company invests. The acquisition fee is paid by the entity that issued equity to the Company and not by the Company. The Company will not be entitled to this fee.

(g)   Financing Coordination Fee and Credit Guarantee Fee. Financing coordination fee and credit guarantee fee to an affiliate of the Manager, of up to 2.00% of the financing for services provided in connection with arranging debt or a credit guarantee in connection with financing. The financing coordination fee and credit guarantee fee is paid by the entity that issued equity to the Company and not by the Company. The Company will not be entitled to this fee.

(h)   Asset Management Fee to an Affiliate of the Manager. Asset management fee to an affiliate of the Manager, in the amount of 1.50% of the Company’s pro-rata share of the gross revenues of a particular property, paid by the issuer of equity opportunities into which the Company invests, in the event that such affiliate of the Manager provides property-level asset management services.

(i)    Promoted Interest. A promoted interest to an affiliate of the Manager paid by the issuer of equity opportunities into which the Company invests, in an undetermined amount of such entity’s distributable cash, after all other partners or members of such entity have been paid an agreed upon cumulative, non- compounded preferred return.

3.            Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

4.            Counterparts; Facsimile or Electronic Signatures. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Amendment and all of which, when taken together, shall be deemed to constitute one and the same amendment. This Amendment may be executed and delivered by facsimile or electronic means and such execution will be deemed to be an original.

5.            Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Amendment.

6.            Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

7.            Second Amended Agreement in Effect. The Second Amended Agreement, as amended by this Amendment, shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

MANAGER:

RM Adviser, LLC

By:	/s/ Jilliene Helman
Name: Jilliene Helman
Title: Chief Executive Officer

MEMBER:

RM Sponsor, LLC

By: Realty Mogul, co.
Its: Sole Member

By:	/s/ Jilliene Helman
Name: Jilliene Helman
Title: Chief Executive Officer

[Signature Page to First Amendment to the Second Amended and Restated Limited Liability Company Agreement of MogulREIT I, LLC]